UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 23, 2007
GRANITE FALLS ENERGY, LLC
(Exact name of small business issuer as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	000-51277 (Commission File Number)	41-1997390 (I.R.S. Employer Identification No.)

15045 Highway 23 SE, Granite Falls, MN (Address of principal executive offices)	56241-0216 (Zip Code)
(320) 564-3100
(Issuer’s telephone number)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of Material Definitive Agreement
     On January 23, 2007, the Granite Falls Energy, LLC (“Granite Falls”) board of governors, determined by resolution that, pursuant to the terms of the Operating and Management Agreement (“Management Agreement”), Glacial Lakes Energy, LLC (“Glacial Lakes”) breached the terms of the Management Agreement thereby terminating the Management Agreement. Pursuant to the terms of the Management Agreement, Glacial Lakes provided operating and management services to the Granite Falls ethanol plant in exchange for $35,000 per month and an annual bonus of three percent of net income generated by the Granite Falls facility. Granite Falls and Glacial Lakes are currently negotiating an agreement regarding termination of the Management Agreement.
     The December 22, 2006, resignation of key management personnel from their positions as executive officers of Granite Falls Energy pursuant to the Management Agreement between Glacial Lakes and Granite Falls effectively terminated the Management Agreement, however, the board made the formal determination that the Management Agreement was terminated on January 23, 2007.
Item 5.02 Appointment of Directors
     On January 23, 2007, the Glacial Lakes board of governors, pursuant to the Granite Falls Fifth Amended and Restated Operating and Member Control Agreement (“Member Control Agreement”), exercised its right to appoint two of its representatives to the board of governors of Granite Falls. Glacial Lakes has appointed Mr. Terry Little and Mr. Terry Mudgett to fill its two appointed seats. These two governors will serve at the pleasure of Glacial Lakes. Glacial Lakes has also appointed Mr. Jon T. Anderson as an alternate appointee to serve in the event one of the primary appointees is unavailable.
     Mr. Little and Mr. Mudgett have both previously served on the Granite Falls board as appointees or alternate appointees of Glacial Lakes. Mr. Little has been farming in Watertown, South Dakota since 1984 and also serves on the Board of Managers of Glacial Lakes. Mr. Mudgett serves on the Board of Managers of Glacial Lakes and has been farming for the past 26 years in Clark County, South Dakota. Mr. Anderson is currently the chairman of the Glacial Lakes Board of Managers and has a farming operation consisting of cattle and grain production in the Bryant, South Dakota area.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRANITE FALLS ENERGY, LLC
Date: January 29, 2007	/s/ Stacie Schuler
Stacie Schuler, Chief Financial Officer